RIVERNORTH OPPORTUNITIES FUND, INC. ISSUES MANDATORY REDEEMABLE PREFERRED SHARES

West Palm Beach, FL– September 18, 2026 – RiverNorth Opportunities Fund, Inc. (NYSE: RIV) (the “Fund”) has closed a $75 million private offering of Series B Mandatory Redeemable Preferred Shares, due September 18, 2031 (the “MRPS”). The MRPS are rated A1 by Moody’s Ratings.

Net proceeds from the offering of the MRPS will be used primarily to refinance the Fund's existing debt and to make new portfolio investments. The table below sets forth the key terms of the MRPS issued.

	Series	Amount ($ MM)	Moody’s Rating	Dividend Rate	Mandatory Redemption Date
MRPS	B	75	A1	6.476%	September 18, 2031

RiverNorth Capital Management, LLC (“RiverNorth”), the Fund’s investment adviser, believes the MRPS will provide the Fund with additional flexibility to pursue investment opportunities and will allow the Fund to continue to seek to deliver value for Fund shareholders.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any securities.

RiverNorth Opportunities Fund, Inc.

The investment objective of the Fund is total return consisting of capital appreciation and current income. The Fund had approximately $332.3 million of net assets and 27.4 million shares of common stock outstanding as of August 31, 2026.

The Fund is a closed-end fund and does not continuously issue stock for sale as open-end mutual funds do. The Fund now trades in the secondary market. Investors wishing to buy or sell stock need to place orders through an intermediary or broker. The share price of a closed-end fund is based on the market value.

Risk is inherent in all investing. Investing in any investment company security involves risk, including the risk that you may receive little or no return on your investment or even that you may lose part or all of your investment. Therefore, before investing in the shares of common stock, you should consider the risks as well as the other information in the prospectus, annual report and semi-annual report.

Past performance is no guarantee of future results.

Credit ratings are an assessment of the creditworthiness of an issuer and are provided by nationally recognized statistical rating organizations ("NRSROs"). Moody's ratings range from Aaa (highest quality) to C (lowest quality). Ratings are subject to change and do not constitute a recommendation to buy, sell or hold any security.

Investors should read the prospectus supplement and accompanying prospectus, when available, and consider the investment objective, risks, fees and expenses of the Fund carefully before investing. To obtain a copy of the prospectus supplement and accompanying prospectus, when available, visit www.rivernorth.com or call 844.569.4750. Please read them carefully before investing.

RiverNorth Capital Management, LLC

RiverNorth is an independent investment manager and closed-end fund expert specializing in opportunistic strategies and structures built to exploit market inefficiencies. Founded in 2000, RiverNorth manages $4.8 billion1 of assets in registered funds, private funds and separately managed accounts.

Investor Contact

RiverNorth CEF Investor Relations

800-646-0148, Option 1

CEF@rivernorth.com

[1]	As of August 31, 2026. Firm AUM reflects Managed Assets which includes the effects of leverage and investments in affiliated funds.

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